Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-193833) on Form S-8 of Malibu Boats, Inc. and Subsidiaries of our report dated September 24, 2014, relating to our audits of the consolidated financial statements, included in the Annual Report on Form 10-K of Malibu Boats, Inc. and Subsidiaries year ended June 30, 2014.

/s/ McGladrey LLP
Indianapolis, Indiana
September 24, 2014